 Exhibit (2)(d)

FIRST AMENDMENT TO
AMENDED AND RESTATED
OPERATING AGREEMENT
OF
THE CHOSEN, LLC

THIS FIRST AMENDMENT TO AMENDED AND RESTATED OPERATING AGREEMENT (this “First Amendment”) of THE CHOSEN, LLC, a Utah limited liability company (the “Company”) is made as of the 25th day of April, 2018 (“Effective Date”), by and among the Company and The Chosen Productions, LLC, a Utah limited liability company (the “Member”), as the sole member of the Company. Unless otherwise indicated, capitalized words and phrases used in this First Amendment shall have the meanings set forth in the Operating Agreement.

RECITALS

A.
The Company was duly organized on October 24, 2017 as a limited liability company under Utah law and is governed by that certain Amended and Restated Operating Agreement dated March 6, 2018 (the “Operating Agreement”).

B.
The undersigned desires to amend the Operating Agreement as set forth below.

AMENDMENT

NOW, THEREFORE, for and in consideration of the mutual covenants contained in this First Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.            Paragraph B of the recitals of the Operating Agreement is hereby deleted in its entirety and replaced with the following:

B.           On December 7, 2017, Derral Eves, as the Manager of the Company, and Ricky Ray Butler, Derral Eves, Matthew Faraci, Dallas Jenkins and Earl Seals, as the Members of the Company, executed an Operating Agreement for the Company.

2.           Section 1.9 of the Operating Agreement is hereby deleted in its entirety and replaced with the following:

1.9           “Class A Preferred Face Value” shall mean $1.00 per Class A Preferred Unit.

3.           Section 12.4 of the Operating Agreement is hereby deleted in its entirety and replaced with the following:

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12.4           Jurisdiction. Each Member hereby consents to the exclusive jurisdiction of the state and federal courts sitting in Utah in any action on a claim arising out of, under, or in connection with this Agreement or the transactions contemplated by this Agreement. Each Member further agrees that personal jurisdiction over him or her may be effected by service of process by registered or certified mail addressed to the address provided in Exhibit A of this Agreement, and that when so made shall be as if served upon him or her personally with the State of Utah.

4.           Section 12.5 of the Operating Agreement is hereby deleted in its entirety and replaced with [Reserved].

5.           The word “MANAGER” in the signature caption of The Chosen Productions, LLC is hereby deleted and replaced with the word “MEMBER.”

6.           Exhibit A of the Operating Agreement is hereby deleted in its entirety and replaced with the following:

Member and Address	Percentage of Membership Interests	Class A Preferred Units	Common Units
The Chosen Productions, LLC 4 S 2600 W, Suite 5 Hurricane, UT 84737	100%	N/A	13,900,000
TOTAL	100%	N/A	13,900,000

7.           This First Amendment shall be deemed to amend the Operating Agreement and, to the extent of any conflict therewith, supersedes the provisions thereof. All remaining terms and conditions of the Operating Agreement not modified by this First Amendment shall remain in full force and effect, and the Member hereby ratifies and confirms the Operating Agreement, as hereby amended, in all respects.

8.            The laws of the State of Utah shall govern the validity of this First Amendment and the construction and interpretation of its terms.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Member has executed this First Amendment on the date first written above.

MEMBER:

THE CHOSEN PRODUCTIONS, LLC
By: /s/ Derral Eves__________________
Name: Derral Eves
Title: Manager

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